UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 1, 2020 (September 30, 2020)
____________________________
CUMULUS MEDIA INC.
(Exact name of registrant as specified in its charter)
____________________________

Delaware		001-38108	82-5134717
(State or other jurisdiction of incorporation)		(Commission File Number)	(IRS employer Identification No.)

3280 Peachtree Road, N.W., Suite 2200	Atlanta	GA	30305
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code		(404)	949-0700

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock $0.0000001 per share	CMLS	Nasdaq Global Market
Class A common stock purchase rights	N/A	Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Item 1.01. Entry into a Material Definitive Agreement.

The information under Item 2.01 below with respect to the Master Lease Agreement is incorporated by reference into this Item 1.01.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On October 1, 2020, Cumulus Media Inc. (the “Company”) announced the initial closing under the Company’s previously announced agreement, dated August 7, 2020, by and among Cumulus Media New Holdings Inc. (“Holdings”), an indirect wholly-owned subsidiary of the Company, and Vertical Bridge REIT, LLC (“Buyer”) and VB Nimbus, LLC, each an affiliate of Vertical Bridge Holdings, LLC, for the sale of substantially all of the Company’s broadcast communications tower sites and certain other related assets for approximately $213 million. In the initial closing, the Company sold approximately 96% of the tower sites and related assets subject to the sale, in exchange for approximately $208 million in gross proceeds.

Simultaneously with the initial closing, the Company entered into an agreement (the “Master Lease Agreement”), dated September 30, 2020, by and among Holdings and Buyer, for the Company’s continued use of substantially all of the towers that were sold, pursuant to which the Company has agreed to make annual lease payments of $13.2 million, subject to customary escalators, and which will be accounted for as (i) a reduction of the financial liability and interest expense, (ii) a loss of annual tenant revenues of $2.2 million and (iii) a $2.3 million annual reduction of operating expenses of which $1.5 million is non-cash intangible amortization. The Company will also record non-cash imputed rental income for certain tower sites where the Company will continue to use a portion of the tower along with other existing and future tenants. The initial term of the Master Lease Agreement is ten (10) years, followed by five (5) option periods of five (5) years each.

The Company expects that one or more subsequent closings for the remaining tower sites will occur by the end of the second quarter of 2021.

After transaction fees and expenses and related costs, the Company received approximately $202 million in net proceeds at the initial closing. The Company utilized a portion of the net proceeds to pay down approximately $49 million of its Term Loan Credit Facility due 2026 (the “Term Loan”) at par, and intends to undertake an asset sale tender offer (the “Tender Offer”) to purchase up to $47 million of 6.75% Senior Secured First Lien Notes (the “6.75% Notes”) at par with the remaining net proceeds, as required by the terms of the Term Loan and the indenture governing the 6.75% Notes. The Company expects that any amount of the proceeds offered but not accepted under the Tender Offer will instead be used to pay down additional amounts outstanding under the Term Loan. Net proceeds of the sale related to assets that are not being leased are subject to a 12-month reinvestment right.

This Current Report on Form 8-K does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the 6.75% Notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

Item 7.01 Regulation FD Disclosure.

On October 1, 2020, the Company issued a press release announcing the completion of the initial closing. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 7.01 by reference.

The information set forth under this Item 7.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 - Financial Statements and Exhibits.
Exhibits.

Number	Exhibit

99.1	Press release, dated October 1, 2020
104	Cover Page Interactive Data File

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.

		By:	/s/ Francisco J. Lopez-Balboa
Name: Francisco J. Lopez-Balboa
Title: Executive Vice President, Chief Financial Officer
Date:	October 1, 2020